BROWN & BAIN
                           A PROFESSIONAL ASSOCIATION

                           2901 NORTH CENTRAL AVENUE
                          PHOENIX, ARIZONA 85012-2788


                                 March 5, 1997


                      Express America Holdings Corporation
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                               Stock Option Plan
                               -----------------

Dear Ladies and Gentlemen:

     We have acted as counsel to Express America Holdings Corporation, a Delaware corporation (the "Company"), in connection with its Registration on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 relating to the registration of 250,000 additional shares of its common stock, $.01 par value (the "Shares"), issuable pursuant to the Company's 1996 Performance Share Plan, as amended (the "Plan").

     In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Restated Certificate of Incorporation and Restated Bylaws of the Company.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

     2. The Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Brown & Bain, P.A.
                                   Brown & Bain, P.A.

Securities and Exchange Commission
      450 Fifth Street, N.W.
      Washington, D.C. 20549

JPR:shj

                                    EXHIBIT 5
PHOENIX                              TUCSON                            PALO ALTO